Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Backblaze, Inc.

San Mateo, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2022, relating to the financial statements of Backblaze, Inc., which is included in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ BDO USA, LLP

San Jose, California

March 28, 2022